Exhibit 99.1

Press Release

Rockwell Collins Reaffirms Revenue, EPS and Cash Flow Guidance for FY 2003;
Company Provides Financial Guidance for FY 2004

CEDAR RAPIDS, Iowa (September 11, 2003) - Rockwell Collins, Inc. (NYSE: COL) today reaffirmed its fiscal year 2003 guidance of earnings per share between $1.40 and $1.45. The guidance includes a previously announced, fiscal third quarter one-time gain of 7 cents per share related to a favorable tax ruling regarding an over funded life insurance reserve fund. The company continues to anticipate fiscal year 2003 revenues of approximately $2.55 billion. Cash flow from operations for fiscal year 2003 is still projected to be in the range of $315 million to $365 million.

For fiscal year 2004, Rockwell Collins anticipates revenues of approximately $2.7 billion and earnings per share are forecasted to be in the range of $1.40 to $1.50 despite a $12 million increase in pension expense (5 cents per share). Cash flow from operations for fiscal year 2004 is expected to be approximately $200 million to $250 million, a reduction from 2003 that is primarily related to an anticipated contribution to the company’s pension plan. Capital expenditures for fiscal year 2004 will be approximately $95 million.

“After two years of declining revenues, we expect our commercial markets to stabilize in 2004. This, combined with significant streamlining over that period, will allow Commercial Systems to achieve operating margins in the range of 13% to 14% for fiscal year 2004,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. “Government Systems growth rate should remain robust next year with operating margins of 17% to 18%.”

Rockwell Collins’ fiscal year 2004 revenues and earnings per share estimates are in part based on the following assumptions:

•                  Government Systems revenues are expected to increase 13% and will represent approximately 53% of total company revenues for fiscal year 2004, as the company continues to see growth in the communication, navigation and display product lines along with an increase in its integrated application systems business.

•                  Commercial Systems revenues are projected to remain flat when compared to fiscal year 2003 and will represent 47% of total company revenues for fiscal year 2004.

•                  The company expects Boeing and Airbus new aircraft production to be in the range of 500 to 525 in the aggregate. Aftermarket revenues in the company’s air transport avionics product line are anticipated to increase approximately 5% due to strengthening service and support activity. Revenues from the air transport market for both avionics and IFE equipment for fiscal year 2004 are projected to be approximately 28% of total company revenues.

•                  Revenues from the business and regional jet market for fiscal year 2004 are projected to be approximately 19% of the company total. Sales to original equipment manufacturers are expected to decline by 5% for business jet aircraft and be flat for regional jets compared with fiscal year 2003. Aftermarket revenues are anticipated to increase approximately 8% as a result of higher service and support and retrofit activity.

“We will continue our strong research and development efforts to help ensure that Rockwell Collins is well positioned for future growth,” said Jones, noting that research and development, including both company-funded and customer-funded, is anticipated to be approximately 21% of total sales for fiscal year 2004.

This press release contains statements (including certain projections and business forecasts) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to uncertainty following the war in Iraq, the consequence of past and future terrorist attacks; political turmoil in the Middle East; the timing related to restoring consumer confidence in air travel; the health of the global economy as well as the commercial aerospace industry; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where the company competes; demand for and market acceptance of new and existing products; performance of our products; potential cancellation or delay of orders by our customers; customer bankruptcies; labor work stoppages; recruitment and retention of qualified personnel; performance of our major suppliers and subcontractors; our ability to successfully execute to our internal performance plans; achieving our planned effective tax rate; favorable outcomes of certain customer procurements and Congressional approvals; changes to government policies and regulations; changes to new aircraft build rates; product reliability and cost of repairs; successful execution of our acquisition, strategic and integration plans; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Rockwell Collins is a leader in the design, production and support of communications and aviation electronics solutions for commercial and government customers worldwide. Additional information is available at www.rockwellcollins.com.

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